Exhibit 99.1

FOR IMMEDIATE RELEASE

BRIGHTHOUSE FINANCIAL ANNOUNCES DEPARTURE OF ANANT BHALLA,

CHIEF FINANCIAL OFFICER

- Conor Murphy, chief operating officer, named interim chief financial officer -

CHARLOTTE, NC, February 28, 2019 – Brighthouse Financial, Inc. (“Brighthouse Financial” or the “Company”) (Nasdaq: BHF) today announced that the Company and Anant Bhalla, chief financial officer, have decided to part ways amicably, effective March 14, 2019. Conor Murphy, chief operating officer, was appointed to serve as interim chief financial officer, effective yesterday. Bhalla will pursue new opportunities and his departure is not due to any matters related to the Company’s financial statements or disclosures, or accounting principles and practices. The Company will immediately commence a search for Bhalla’s successor.

“Anant played a key role in our spin-off and establishment as a stand-alone public company,” said Eric Steigerwalt, president and chief executive officer, Brighthouse Financial. “We thank Anant for his contributions during this time and wish him well in his future endeavors.”

Since assuming the role of chief operating officer in June 2018, Murphy has had oversight of Brighthouse Financial’s operations, finance, accounting, and product departments. Murphy also heads strategy for the Company. Prior to joining Brighthouse Financial in 2017, Murphy was the chief financial officer for MetLife, Inc.’s (“MetLife”) Latin America region. He also served as head of investor relations for MetLife, as chief financial officer for MetLife’s Europe, the Middle East and Africa (EMEA) region, and as chief financial officer for MetLife’s Investments organization. Murphy joined MetLife from PwC and began his career at Grant Thornton LLP.

About Brighthouse Financial, Inc.

Brighthouse Financial, Inc. (Brighthouse Financial) (Nasdaq: BHF) is on a mission to help people achieve financial security. As one of the largest providers of annuities and life insurance in the U.S., we specialize in products designed to help people protect what they’ve earned and ensure it lasts. Learn more at brighthousefinancial.com.

CONTACT

FOR INVESTORS David Rosenbaum (980) 949-3326 david.rosenbaum@brighthousefinancial.com	FOR MEDIA Meghan Lantier (980) 949-4142 mlantier@brighthousefinancial.com

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